Exhibit 12

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                   CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
       STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
                     EARNINGS TO COMBINED FIXED CHARGES AND
                            PREFERRED STOCK DIVIDENDS
                            (in millions of dollars)

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                             For the Three Months Ended    For the Fiscal        For the Fiscal Years Ended        For the Fiscal
                                       May 31,               Year Ended                  February 28,               Year Ended
                                2004            2003       February 29, 2004     2003         2002           2001  February 29, 2000
                                ----            ----       -----------------     ----         ----           ----  -----------------

Earnings: (a)
   Income before
   provision for income
   taxes                    $        80.2   $        61.2    $         344.4  $    334.9   $    227.4   $    162.2   $         129.0

   Add fixed charges                 33.9            46.8              169.6       112.9        123.0        116.2             114.0

     Earnings, as
     adjusted               $       114.1   $       108.0    $         514.0  $    447.8   $    350.4   $    278.4   $         243.0

Fixed Charges:
   Interest on debt and
   capitalized leases       $        31.0   $        40.6    $         150.3  $    107.0   $    116.5   $    111.0   $         110.0

   Amortization of
   direct financing
   costs                              2.2             5.5               16.1         3.7          4.1          3.1               2.2

   Amortization of
   discount on debt                   --              --                 0.1         0.1          0.5          0.5               0.4

   Interest element of
   rentals                            0.7             0.7                3.1         2.1          1.9          1.6               1.4

     Total fixed charges             33.9            46.8              169.6       112.9        123.0        116.2             114.0

Preferred stock
dividends, adjusted to a
pretax
equivalent basis                      3.9             --                 9.0          --           --           --               --

Combined fixed charges
and preferred stock
dividends                   $        37.8   $        46.8    $         178.6  $    112.9   $    123.0   $    116.2   $         114.0

Ratio of Earnings to
Fixed Charges                       3.4x            2.3x               3.0x         4.0x         2.8x         2.4x             2.1x

Ratio of Earnings to
Combined Fixed Charges
and Preferred Stock
Dividend                            3.0x            2.3x               2.9x         4.0x         2.8x         2.4x             2.1x





        (a) For the purpose of calculating the ratio of earnings to fixed charges,
        "earnings" represent income before provision for income taxes plus fixed charges. "Fixed charges" consist of interest expensed and capitalized, amortization of debt issuance costs, amortization of discount on debt, and the portion of rental expense which management believes is representative of the interest component of lease expense. "Preferred stock dividends" consist of income before taxes that is required to pay the dividends on our outstanding
        Series A mandatory convertible preferred stock.


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